EMPLOYMENT AGREEMENT
                          (Amended and Restated)


          This Employment Agreement ("Agreement") entered into on May 16, 1990, and amended and restated November 1, 1993, ("Effective Date") is between Valero Energy Corporation, a Delaware corporation ("Valero"), and William E. Greehey, a resident of San Antonio, Texas, ("Greehey"). Valero and Greehey are sometimes referred to herein individually as a "Party", and collectively as the "Parties". The Parties hereby agree as follows:

     1. Employment. Valero hereby employs Greehey, and Greehey hereby accepts employment with Valero, subject to the terms and conditions set forth in this Agreement.

     2. Term. Subject to the provisions for termination of employment as provided in Section 9(a), the Agreement shall be in effect for a period beginning May 16, 1990 through June 9, 1995.

     3. Compensation. Greehey's compensation during his employment under the terms of this Agreement and prior to his retirement shall be as follows:

     (a) Base Salary. Valero shall pay to Greehey a base salary (the "Base Salary") of Five Hundred Forty Thousand Dollars ($540,000) per year. In addition, the Board of Directors of Valero shall in good faith consider granting annual increases to the Base Salary based upon such factors as Greehey's performance and the growth and profitability of Valero, but it shall have no obligation to grant any such increases in compensation. Any such increase to the Base Salary shall become a part thereof and for purposes hereof the Base Salary as so increased shall be deemed thereafter to be the Base Salary; provided, however, that the Board of Directors of Valero may thereafter reduce the Base Salary to an amount that is not below the amount first set forth above in this paragraph 3(a). The Base Salary shall be payable in equal, semi-monthly installments on the 15th day and last day of each month or at such other times and in such installments as may be agreed between Valero and Greehey. All payments shall be subject to the deduction of payroll taxes, income tax withholdings, and similar deductions and withholdings as required by law.

     (b) Bonus. In addition to the Base Salary, Greehey shall be eligible to receive bonus compensation in such amounts and at such times as the Board of Directors of Valero shall from time to time determine.

     4. Expenses and Benefits. During employment Greehey is authorized to incur reasonable expenses in connection with the business of Valero, including expenses for entertainment, travel and similar matters. Valero will reimburse Greehey for such expenses upon presentation by Greehey of such accounts and records as Valero may from time to time reasonably require. Valero also agrees to provide Greehey with the following benefits during employment:

     (a) Insurance Major medical health insurance and $300,000 of permanent life insurance in addition to any life insurance provided under Valero's normal benefit plans.

     (b) Employee Benefit Plans. Participation in any employee benefit plans now existing or hereafter adopted by Valero for its executive or other officers and employees.

     (c) Club Memberships. Greehey's present club memberships shall be maintained by Valero, and Valero shall pay all monthly dues and fees and shall reimburse Greehey for expenses incurred by Greehey in connection with such club memberships in representing Valero's interest.

     (d) Vacations. Greehey shall be entitled (in addition to the usual public holidays) to a paid vacation for a period in each calendar year not exceeding five weeks, to be taken at such times as may be mutually agreed to by both Parties.

     (e) Working Facilities. Greehey shall be furnished by Valero with an office, secretarial help and other facilities and services, including but not limited to full use of Valero's mail and communication facilities and services, reasonably suitable to his position and reasonably necessary for the performance of his duties under this Agreement. As long as Valero's corporate headquarters remains at its present location, Greehey shall have the right to continue to use the suite of offices, conference room and reception area used by him at present, provided that after Greehey retires and ceases to be the Chief Executive Officer of Valero, Valero shall have the option to provide Greehey with substitute office facilities and secretarial and other office services as long as they are reasonably commensurate with Greehey's position as retired Chief Executive Officer of Valero.

     (f) Other. Such other items as Valero shall from time to time consider necessary or appropriate to assist Greehey in the performance of his duties under this Agreement.

     5. Duties. Greehey is employed as Chairman of the Board and Chief Executive Officer of Valero. In addition, if requested to do so, Greehey shall serve as the chief executive officer or as a member of the Board of Directors, or both, of any subsidiary or affiliate of Valero. Such duties shall be performed at Valero's principal place of business in San Antonio, Texas.

     6. Extent of Service. Greehey shall, during his employment under the terms of this Agreement, devote substantially all of his working time, attention, energies and business efforts to his duties as an employee of Valero and to the business of Valero generally, and shall not, during the term of this Agreement, engage in any other business activity whatsoever, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; however, this paragraph 6 shall not be construed to prevent Greehey from investing his personal, private assets as a passive investor in such form or manner as will not require any active services on the part of Greehey in the management or operation of the affairs of the companies, partnerships, or other business entities in which any such passive investments are made.

     7. Retirement. Greehey may retire under the terms of this Agreement on or before June 9, 1995 by giving Valero written notice of his intention to retire at least six months in advance of the designated retirement date. Greehey may withdraw such election, with the consent of the Board of Directors of Valero, at any time prior to the earlier of the date on which Valero employs, or becomes legally obligated to employ, a person as Greehey's successor as Chief Executive Officer of Valero. Upon retirement, and provided that Valero has not terminated Greehey for cause pursuant to Paragraph 9(a), Greehey shall no longer be employed by Valero under the terms of this Agreement, and he shall have the following rights and obligations:

     (a) Continuation as Chairman. If so requested by the Board of Directors of Valero, Greehey agrees to continue as Chairman of the Board of Valero until the earlier of the date on which he ceases to be a director of Valero or June 9, 1995;

     (b) Duties. If Greehey continues as Chairman of the Board of Valero, Greehey shall perform such duties as are reasonably required of a person holding such position. However, it is agreed and understood that Greehey shall not be obligated to devote any particular amount of time to the affairs of Valero and will be free to pursue other business interests provided the pursuit thereof does not violate any fiduciary duty owed to Valero in Greehey's capacity as a director and/or Chairman of the Board or violate the provisions of paragraphs 11 or 12;

     (c) Compensation. Greehey shall be paid compensation for serving or being available to serve as Chairman of the Board of $50,000 per year. This payment shall continue until June 9, 1995 whether or not Greehey actually serves as Chairman of the Board at all times on or prior thereto (other than as a result of Greehey's refusal to serve as Chairman of the Board) and shall be payable in semi-monthly installments;

     (d) Certain Benefits. The provisions of paragraph 4, other than clauses (a), (b) and (d), shall continue in full force and effect until June 9, 1995 and thereafter the provisions of Paragraph 4, clause (e) only shall continue in effect until Greehey reaches age 69. Greehey's club memberships owned by Valero shall be transferred to Greehey immediately after June 9, 1995, and Greehey shall, after transfer, be responsible for all monthly dues and fees. Valero shall pay all membership transfer costs;

     (e) Vesting and Option Exercise Periods. Upon retirement, Greehey's stock options, stock appreciation rights, restricted stock grants and any other similar stock benefits previously granted to Greehey, including such benefits related to the securities of Valero Natural Gas Partners ("VNGP"), which have not fully vested shall be deemed to have been fully vested and Greehey shall have the right to exercise any stock options, stock appreciation rights or similar stock rights or benefits for the full remaining term thereof without giving effect to any provision which would purport to limit the exercise period as a result of Greehey's retirement;

     (f)  Retirement Benefits and Supplemental Retirement
Benefits.   Greehey shall be entitled to all retirement benefits
provided under the Valero Energy Corporation Pension Plan
("Pension Plan") and Supplemental Executive Retirement Plan
(SERP) with the following supplemental benefits:

     (i) comprehensive major medical insurance with an annual deductible no greater than $275 per dependent and co-insurance requirements of no more than 20%, and life of policy limits of no less than $500,000;

     (ii) paid up life insurance, in addition to life insurance included in Valero's normal retirement benefit plans, in the amount of at least $300,000; and

     (iii) Greehey shall be granted a total of eight "points" under the Pension Plan to be added to his years of credited service, or his age, or divided between both in such proportion that totals eight, as he elects at time of retirement. The amount per month equal to the difference between Greehey's normal monthly retirement benefit under the Pension Plan and SERP with the eight added points and Greehey's normal monthly retirement benefit under the Pension Plan and SERP shall constitute a supplemental monthly retirement payment, payable at the time each payment is made under the Pension Plan. Greehey shall not be entitled to participate in nor receive the benefits of any special "window" retirement or early retirement program, if any, that may be offered to other employees of Valero or subsidiaries at or about the time of Greehey's giving notice of retirement or actual retirement.

     8.   Death; Disability.

     (a) Death. If during the term of Greehey's employment under this Agreement and prior to the date of retirement Greehey dies, in addition to all other employee benefits to which Greehey's estate, spouse or other beneficiaries may be entitled, Valero shall pay in equal semi-monthly installments to the beneficiary designated by Greehey, or his estate if no such beneficiary has been designated in writing to Valero, the Base Salary which Greehey would have received if he remained employed hereunder to June 9, 1995, assuming the Base Salary in effect at the date of Greehey's death continued in effect for the remaining term of this Agreement.

     (b) Disability. If during the term of Greehey's employment under this Agreement Greehey becomes unable to perform his duties hereunder as a result of illness or physical injury for a period of at least 120 days Greehey shall be deemed to have retired under Paragraph 7 on the last day of such period.

     9. Termination by Valero. Valero shall have the right to terminate Greehey's employment as hereinafter provided.

     (a) Termination for Cause. Valero shall have the right to terminate Greehey's employment under this Agreement for cause.
As used herein, "cause" shall mean and be strictly limited to:

     (i) Greehey's conviction of a crime constituting a felony under federal or state law and involving moral turpitude; or

     (ii) the continued material impairment of abilities of Greehey to fulfill responsibilities under this Agreement as a result of alcoholism or drug dependency after written notice of such material impairment from Valero and the failure to correct such impairment within 60 days from the date such notice is given; or

     (iii) the continued willful refusal by Greehey to fulfill responsibilities under this Agreement after written notice of such willful refusal from Valero and the failure to correct such refusal within 30 days from the date such notice is given.

If Valero terminates this Agreement pursuant to the provisions of this paragraph 9(a), (1) all compensation or other benefits due Greehey pursuant to Paragraphs 3 and 4 hereto shall be paid by Valero to Greehey to the date of such termination and (2) all supplemental and additional benefits and rights granted to Greehey at retirement by Paragraph 7 are revoked and become null and void; and, on any such payment in (1) by Valero, all obligations of Valero to Greehey hereunder shall be totally and completely satisfied, and Valero shall have no further obligations of any type to Greehey pursuant to this Agreement.

     (b) Termination other than for Cause. Valero shall have the right to terminate Greehey's employment under the Agreement without cause, and Greehey's employment under this Agreement shall be deemed terminated, upon the giving of written notice to such effect by Valero to Greehey. A termination of employment other than as a result of death, retirement, disability under Paragraph 8(b) or in accordance with paragraph 9(a) shall be deemed a termination without cause. In the event of termination without cause:

     (i) Valero shall pay Greehey in cash on the date of the termination without cause an amount equal to the amount of Employee's Annual Base Salary at the time of such termination. For purposes of paragraph 9(b), "Annual Base Salary at the time of such termination" shall be the Base Salary in effect on the date of such termination plus any amount by which the Base Salary has been reduced within the 12 months preceding such date;

     (ii) Valero shall pay Greehey in cash for and throughout the period from the date of such termination to June 9, 1995 an amount per annum equal to Greehey's Annual Base Salary at the time of such termination plus the higher of the two annual bonuses most recently paid to Greehey preceding the time of such termination. Such amount shall be payable in equal, semi-monthly installments on the 15th day and last day of each month or at such other times and in such installments as may be agreed between Greehey and Valero;

     (iii) Greehey shall receive all of the payments and benefits to which he is entitled pursuant to paragraph 7;

     (iv) All rights and benefits of Greehey under any executive and other officer and employee benefit plans in which Employee participates, including such plans related to the securities of VNGP, shall be accelerated and become exercisable immediately in full. Payments for rights exercised pursuant to this paragraph 9(b)(iv) may be made in cash or securities of Valero, subject to the rights of the Compensation Committee of the Board of Directors of Valero to disapprove such payment in securities at any time prior to such payment, provided such disapproval is made applicable to all directors, officers and employees of Valero for
at least a 12 month period.   Greehey shall have the right to
credit any securities of Valero to be received upon the exercise of any such rights against any federal or state withholding tax obligation with respect thereto. In addition, any securities previously granted to Greehey by Valero subject to any restrictions shall have all such restrictions removed immediately
following such termination.   Greehey shall have the right to
exercise any stock options, stock appreciation rights or similar rights or benefits for the full remaining term thereof without giving effect to any provision which would purport to limit the exercise period as a result of any such termination of employment of Greehey;

     (v) To the extent Greehey's $300,000 life insurance policy referred to in paragraph 4(b) hereof is not fully paid on the date of such termination, Valero shall pay any amounts remaining to be paid thereunder as soon as possible after such termination.

     (c) Termination upon Certain Events. In the event Valero (including for purposes of this paragraph 9(c) any successor corporation which acquires all or substantially all the assets of Valero or is the surviving corporation in a merger with Valero) ceases to have any securities issued by it listed on the New York Stock Exchange or Valero ceases to be a corporation that is obligated under the Securities Exchange Act of 1934 ("1934 Act") to file periodic reports pursuant to Section 13 thereunder, or, except pursuant to paragraph 7 or 9(a) above, either Greehey ceases to be Chairman of the Board and Chief Executive Officer of Valero, other than as a result of his voluntary resignation, or Greehey shall in any way be denied by Valero the right or ability to perform the duties normally incident to being Chairman of the Board and Chief Executive Officer of Valero, the occurrence of any such change in status of Valero or Greehey shall be deemed to be a termination of Greehey's employment by Valero under this Agreement without cause and the obligations and rights of Valero and Greehey set forth in paragraph 9(b) shall apply as of the date of any such change in status.

     (d) Escrow to Secure Obligations. In the event of termination pursuant to paragraphs 9(b) or 9(c) hereof, Valero, at the time any notice is delivered pursuant to paragraph 9(b) or any event referred to paragraph 9(c) occurs, shall deliver in escrow with a state or national bank located in San Antonio, Texas and having capital and surplus of at least $20,000,000, an amount of money equal to the present value, discounted at a rate of 8%, of all payments required to be made by Valero to Greehey pursuant to this Agreement and pursuant to the Executive Severance Agreement referred to in paragraph 10 hereof. Such escrow shall be pursuant to an escrow agreement in substantially the form of Exhibit A hereto.

     10. Executive Severance Agreement. In the event Greehey receives any payments under that certain Executive Severance Agreement dated December 15, 1982 between Valero and Greehey, Valero shall be entitled to credit any payments that it is obligated to make under this Agreement against the amount of any payments made to Greehey under such Executive Severance Agreement. Valero agrees that if remuneration or benefits of any form paid to Greehey by Valero or any trust funded by Valero during or after his employment with Valero are excess parachute payments as defined in Section 280G of the Internal Revenue Code of 1986, as amended ("Code"), and are subject to the 20% excise tax imposed by Section 4999 of the Code, Valero shall pay
Greehey a bonus no later than seven days prior to the due date for the excise tax return in an amount equal to the excise tax payable as a result of the excess parachute payment and any additional federal income taxes (including any additional excise taxes) payable by him as a result of the bonus, assuming that he will be subject to federal income taxes at the highest individual margin rate. It is the intention of the parties that the bonus be "grossed up" so that the bonus contains sufficient funds to pay the excise and all additional federal income taxes due as a result of the bonus payment so that Greehey will suffer no detriment from the excise tax payable as a result of the excess golden parachute payments.

     11.  Disclosure of Confidential Information.   Except to the
extent absolutely required in the performance of his duties or obligations to Valero as expressly authorized herein, or by prior written consent of a duly authorized officer or director of Valero, Greehey will not, directly or indirectly, at any time during his employment with Valero, or at any time subsequent to the termination thereof, for any reason whatsoever, with or without cause, breach the confidence reposed in him by Valero by using, disseminating, disclosing, divulging or in any manner whatsoever disclosing or permitting to be divulged or disclosed in any manner to any person, firm, corporation, association or other business entity, trade secrets, secret methods or "Confidential Information" of Valero, nor will Greehey lecture on or publish articles concerning any trade secrets, secret methods or "Confidential Information" of Valero. As used herein, the term "Confidential Information" means any and all information concerning Valero's products, processes, sources of supply, and services, including information relating to research, development, inventions, manufacture, purchasing, accounting, engineering, marketing, merchandising, or the selling of any product or products to any customers of Valero, disclosed to Greehey or known by Greehey as a consequence of or through his employment by Valero (or any parent, subsidiary or affiliated corporations of Valero) including, but not necessarily limited to, any person, firm, corporation, association or other business entity with which Valero has any type of agency agreement, or any shareholders, directors, or officers of any such person, firm, corporation, association or other business entity, if such information is not generally known in any industry in which Valero is or may become engaged during the term of this Agreement. On termination of employment with Valero, all documents, records, notebooks, or similar repositories of or containing Confidential Information, including all copies of any documents, records, notebooks or similar repositories of or containing Confidential Information, then in Greehey's possession or in the possession of any third party under the control of Greehey or pursuant to any agreement with Greehey, whether prepared by Greehey or any other person, firm, corporation, association or other business entity, will be delivered to Valero by Greehey.

     12.  Noncompetition.   Greehey recognizes and understands
that in performing the responsibilities of his employment, he will occupy a position of fiduciary trust and confidence, pursuant to which he will develop and acquire experience and knowledge with respect to Valero's business. It is the expressed intent and agreement of Greehey and Valero that such knowledge and experience shall be used exclusively in the furtherance of the interests of Valero and not in any manner which would be
detrimental to Valero's interests.   Greehey further understands
and agrees that Valero conducts its business within a specialized market segment throughout the Unites States, and that it would be detrimental to the interests of Valero if Greehey used the knowledge and experience which he currently possesses or which he acquires pursuant to his employment hereunder for the purpose of directly or indirectly competing with Valero, or for the purpose of aiding other persons or entities in so competing with Valero, anywhere in the United States. In consideration for the benefits herein, Greehey therefore agrees that so long as he is employed by Valero and for a period of the greater of two years after termination of Greehey's employment or as long as he is receiving any payments hereunder, unless he first secures the written consent of Valero, Greehey will not directly or indirectly invest, engage or participate in any entity in direct or indirect competition with Valero's business anywhere in the United States or contract to do so, other than investments in amounts aggregating less than 1% in any securities of any company that is obligated under the 1934 Act to file periodic reports pursuant to Section 13 thereunder. In the event that the provisions of this paragraph 12 should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time or geographic limitations permitted by applicable law.

     13. Insurance. Valero may, in its sole and absolute discretion, at any time after the Effective Date, apply for and procure, as owner and for its own benefit, insurance on the life of Greehey, in such amounts and in such forms as Valero may choose. Unless otherwise agreed by Valero, Greehey shall have no interest whatsoever in any such policy or policies, but Greehey shall, at Valero's request, submit to such medical examinations, supply such information, and execute and deliver such documents as may be required by the insurance company or companies to which Valero has applied for such insurance.

     14.  Acknowledgements of  Greehey.   Greehey hereby
acknowledges that his execution of this Agreement is given in consideration of the following, any of which Greehey acknowledges is adequate consideration:

     (i) Valero's employment of Greehey under the terms and conditions contained herein; and

     (ii) The termination by Valero of any previous employment agreement between Valero and Greehey.

     15. Notice. Any notice, request, reply, instruction, or other communication provided or permitted in this Agreement must be given in writing and may be served by depositing same in the United States mail in certified or registered form, postage prepaid, addressed to the Party to be notified with return receipt requested, or by delivering the notice in person to such
Party.    Unless actual receipt is required by any provision of
this Agreement, notice deposited in the United States mail in the manner herein prescribed shall be effective on dispatch. For purposes of notice, the address of Greehey, his spouse, any purported donee or transferee or any administrator, executor or legal representative of Greehey or his estate, as the case may be, shall be as follows:

     Mr. William E. Greehey
     307 Grandview
     San Antonio, TX  78209

The address of Valero shall be:

     Valero Energy Corporation
     Post Office Box 500
     San Antonio, Texas 78292
     Attention:  Corporate Secretary

Valero and Greehey shall have the right from time to time and at any time to change their respective addresses and shall have the right to specify as their respective addresses any other address by giving at least ten days written notice to the other Party as provided hereby.

     16. Termination of other Employment Agreements. On the Effective Date, all other, prior employment agreements between the Parties in effect on the Effective Date shall terminate and forever be from that date null, void and of no further force or effect whatsoever, and any and all such agreements shall be superseded in their entirety by this Agreement.

     17. Litigation. In the event litigation shall be brought by either Party to enforce or interpret any provision contained in this Agreement the following provisions shall apply:

     (a) if Greehey brings such an action, and it is not established by clear and convincing evidence that Greehey has no meritorious bases for such action, Valero shall pay all of Greehey's and Valero's legal fees incurred in connection with such litigation;

     (b) in the event Valero brings such an action, and it is not established by clear and convincing evidence that Greehey has no meritorious defenses to such action, Valero shall pay all of Greehey's and Valero's legal fees incurred in connection with such litigation; and

     (c) any claim by Valero of a right to terminate this Agreement pursuant to paragraph 9(a) which is subjected to litigation must be established by Valero by clear and convincing evidence.

     18. Controlling Law. The execution validity, interpretation and performance of this Agreement shall be determined and governed by the laws of the State of Texas.

     19. Additional Instruments. Valero and Greehey shall execute and deliver any and all additional instruments and agreements which may be necessary or proper to carry out this Agreement.

     20. Entire Agreement. This Agreement contains the entire agreement of the Parties. This Agreement may not be changed orally but only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     21. Separability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, Valero and Greehey shall promptly meet and negotiate substitute provisions for those rendered and declared illegal or unenforceable, and all the remaining provisions of this Agreement shall remain in full force and effect.

     22. Effect of Agreement. This Agreement shall be binding upon Greehey and his heirs, executors, administrators, and legal representatives, successors and assigns, and Valero and its legal representatives, successors and assigns.

     23. Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

     24. Waiver of Breach. The waiver by Valero of a breach of any provision of the Agreement by Greehey shall not operate or be construed as a waiver by Valero of any subsequent breach by Greehey. The waiver by Greehey of a breach of any provision of the Agreement by Valero shall not operate or be construed as a waiver by Greehey of any subsequent breach by Valero.

     IN WITNESS WHEREOF, the Parties have executed this Agreement in amended and restated form as of the date below written.

                    Valero:
                    VALERO ENERGY CORPORATION

                    By:  /s/ STAN L. MCLALLAND
                              (Signature)

                    Executive Vice President and General Counsel


                     Greehey:

                    /s/ WILLIAM E. GREEHEY
                    William E. Greehey

                    Date: March 7, 1994